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                                                               EXHIBIT (a)(1)(E)

This email confirms our receipt of your Notice of Withdrawal rejecting AMCC's Offer to Exchange Outstanding Options and nullifying your previously submitted Election Form. Please note that the Notice of Withdrawal completely withdraws you from the Offer to Exchange and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form at any time prior to 5:00 p.m. Pacific Standard Time on November 27, 2001. Election Forms can be found at http://cww/Stock/ and
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must be delivered to Stock Administration according to their instructions.
Please do not respond to this email. You may email questions about the Offer to Exchange to mailto:stockadm@amcc.com or call (858) 535-3462.
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